Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in Amendment No. 1 to this Registration Statement on Form S-4 of Wave Wireless Corporation of our report dated January 28, 2005, except for Note 1 as to which the date is January 23, 2006, which report includes an explanatory paragraph as to an uncertainty with respect to WaveRider Communications Inc.’s ability to continue as a going concern, relating to our audits of the financial statements of WaveRider Communications Inc., appearing in the Prospectus, which is part of this Registration Statement

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Wolf & Company, P.C.

Wolf & Company, P.C.
Boston, Massachusetts
February 10, 2006